              As filed with the Securities and Exchange Commission
                                on May 24, 1999
                                                     Registration No. 333-76951


===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1 TO
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             KERR-MCGEE CORPORATION
             (Exact name of registrant as specified in its charter)

                 Delaware                          73-0311467
   (State or other jurisdiction of      (IRS Employer Identification No.)
   incorporation or organization)

                               KERR-MCGEE CENTER
                         OKLAHOMA CITY, OKLAHOMA 73125
                                 (405) 270-1313
               (Address, including zip code and telephone number,
                      including area code of registrant's
                          principal executive offices)

                                 --------------


                             RUSSELL G. HORNER, JR.
                      SENIOR VICE PRESIDENT AND SECRETARY
                             KERR-MCGEE CORPORATION
                               KERR-MCGEE CENTER
                         OKLAHOMA CITY, OKLAHOMA 73125
                                 (405) 270-2731
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                 --------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
                                                           -----------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
                          -------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]
                                   -------------


                                             CALCULATION OF REGISTRATION FEE
====================================================================================================================================
         Titles Of Each Class Of             Amount To Be             Proposed              Proposed Maximum
       Securities To Be Registered            Registered          Maximum Offering         Aggregate Offering         Amount Of
                                                                   Price Per Unit           Offering Price(1)    Registration Fee(2)
------------------------------------------------------------------------------------------------------------------------------------
Debt Securities, Preferred Stock, Common     $975,000,000              100%                   $975,000,000            $271,050
Stock and Warrants
===================================================================================================================================

1. Estimated solely for the purpose of determining the amount of the registration fee.
2. Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus herein also relates to $25,000,000 of Debt Securities of Kerr-McGee Corporation registered under Registration Statement No. 33-5473. A filing fee of $5,000 in respect of such securities was paid on May 7, 1986, upon the filing of such Registration Statement.

                                 --------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

===============================================================================

                       STATEMENT PURSUANT TO RULE 429(b)

THE PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS WHICH ALSO COVERS $25,000,000 OF UNISSUED PRINCIPAL AMOUNT OF DEBT SECURITIES REGISTERED UNDER REGISTRATION STATEMENT NO. 33-5473 WITH RESPECT TO WHICH A FILING FEE OF $5,000 WAS PAID.

PROSPECTUS

[LOGO]                          $1,000,000,000                        PRELIMINARY PROSPECTUS
                            KERR-MCGEE CORPORATION                    DATED MAY 24, 1999
                        DEBT SECURITIES, PREFERRED STOCK,
                            COMMON STOCK, WARRANTS


                                ---------------

         The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. this prospectus is not an offer to sell theses securities and is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

         By this prospectus, we may offer up to $1,000,000,000 of debt securities, preferred stock, common stock and warrants on terms to be determined at the time of sale. We will provide more specific information regarding these securities in supplements to this prospectus. You should read this prospectus, particularly the Risk Factors beginning on page 4, and any supplement carefully before investing.

                                ---------------

         THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION, NOR HAVE THOSE ORGANIZATIONS DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  THE DATE OF THIS PROSPECTUS IS MAY 24, 1999

                               TABLE OF CONTENTS



About This Prospectus..............................................................................................................3

Where You Can Find Information.....................................................................................................3

Risk Factors.......................................................................................................................4

The Company........................................................................................................................5

Use Of Proceeds....................................................................................................................5

Ratio Of Earnings To Fixed Charges And Ratio Of Earnings To Combined
Fixed Charges And Preferred Stock Dividend Requirements............................................................................6

Description Of Debt Securities.....................................................................................................6

Description Of Preferred Stock....................................................................................................12

Description Of Common Stock.......................................................................................................14

Description Of Warrants...........................................................................................................15

Plan of Distribution..............................................................................................................16

Legal Matters.....................................................................................................................16

Experts...........................................................................................................................16

                             ABOUT THIS PROSPECTUS

         This prospectus (the "Prospectus" ) is part of a Registration Statement that we filed with the Securities and Exchange Commission (the "SEC") utilizing a shelf registration process. Under this shelf process, we may sell the unsecured Debt Securities, Preferred Stock, Common Stock and Warrants (the "Offered Securities") described in this Prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This Prospectus provides you with a general description of the Offered Securities we may offer. Each time we sell Offered Securities, we will provide a prospectus supplement (the "Prospectus Supplement) that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read both this Prospectus and any Prospectus Supplement together with additional information described below under "Where You Can Find Information".

                         WHERE YOU CAN FIND INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials on file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.


         (a) Our Annual Report on Form 10-K for the year ended December 31,
             1998.

         (b) Our Form 8-K filed January 19, 1999.

         (c) Our Form 8-K/A filed January 26, 1999.

         (d) Our Form 8-K filed February 26, 1999.

         (e) Our Form 8-K filed March 11, 1999.

         (f) Our Form S-4 filed January 27, 1999.

         (g) Our Form 8-K filed April 30, 1999.

         (h) Our Form 8-K filed May 12, 1999.

         (i) Our Form 10-Q filed May 14, 1999.


         You can get a free copy of any of the documents incorporated by reference by making an oral or written request directed to:

         Investor Relations
         Kerr-McGee Corporation
         P. O. Box 25861
         Oklahoma City, Oklahoma 73125
         Telephone (405) 270-3125

                  You should rely only on the information contained or incorporated in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this Prospectus or any supplement is distributed. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this Prospectus.

                                  RISK FACTORS

         You should carefully consider the information contained in this Prospectus and the following factors, among others, before purchasing the Offered Securities.

MERGER-RELATED RISKS

         The merger between Oryx Energy Company ("Oryx") and us described below under the "Recent Developments" section involves the integration of two companies that have previously operated independently. The workforce is being combined and reduced, offices are being consolidated and some employees are relocating as part of this process. We expect that the combined company will, as a result of its increased size and requirements, be able to consolidate its purchasing and obtain more favorable prices from suppliers. However, its ability to do so may be limited by changes in the purchasing power or practices of its competitors and other market dynamics.

           There is no assurance that the two companies will be able to integrate their operations without encountering difficulties or experiencing the loss of key employees, or that the cost savings and synergies expected from such integration will be realized.

EFFECTS OF VOLATILE PRODUCT PRICES AND MARKETS

         The results of operations of the company resulting from the combination of Kerr-McGee and Oryx are highly dependent upon the prices of and demand for oil and gas. Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. Accordingly, the prices received by the combined company for its oil and gas production are dependent upon numerous factors which will be beyond its control. These factors include, but are not limited to, the level of ultimate consumer product demand, governmental regulations and taxes, the price and availability of alternative fuels, the level of imports and exports of oil and gas, and the overall economic environment. Any significant decline in prices for oil and gas could have a material adverse effect on the combined company's financial condition, results of operations and quantities of reserves recoverable on an economic basis. Should the industry experience significant price declines or other adverse market conditions, the combined company may not be able to generate sufficient cash flow from operations to meet its obligations and make planned capital expenditures. In order to manage its exposure to price risks in the sale of its oil and gas, the combined company may from time to time enter into commodities futures or option contracts to hedge a portion of its crude oil and natural gas sales volume, although we do not currently do so. Any such hedging activities may prevent the combined company from realizing the benefits of price increases above the levels reflected in such hedges.

FAILURE TO FUND CONTINUED CAPITAL EXPENDITURES COULD ADVERSELY AFFECT PROPERTIES

         If revenues of the combined company substantially decrease as a result of lower oil and gas prices or otherwise, the combined company may have limited ability to spend the capital necessary to replace its reserves or to maintain production at current levels, resulting in a decrease in production over time.

         We expect that the combined company will continue to make capital expenditures for the acquisition, exploration and development of oil and gas reserves. Historically, each company financed these expenditures primarily with cash flow from operations and proceeds from debt and equity financings, asset sales and sales of partial interests in foreign concessions. We believe that, after considering the amount of the combined company's debt, the combined company will have sufficient cash flow from operations, available drawings under its credit facilities and other debt financings to fund capital expenditures. However, if the combined company's cash flow from operations is not sufficient to satisfy its capital expenditure requirements, there can be no assurance that additional debt or equity financing or other sources of capital will be available to meet these requirements. If the combined company is not able to fund its capital expenditures, its interests in some of its properties may be reduced or forfeited.

COSTS OF ENVIRONMENTAL LIABILITIES AND REGULATION COULD EXCEED ESTIMATES

         The combined company's current and former operations involve management of regulated materials and are subject to various environmental laws and regulations. These laws and regulations will obligate the combined company to clean up various sites at which petroleum, chemicals, low-level radioactive substances or other regulated materials have been disposed of or released. Some of these sites have been designated Superfund sites by the U.S. Environmental Protection Agency pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980. The combined company is also a party to legal proceedings involving environmental matters pending in various courts or agencies.

         It is not possible for the companies to reliably estimate the amount and timing of all future expenditures related to environmental matters because of:
     o    the difficulty of estimating clean up costs;
     o the uncertainty in quantifying liability under environmental laws that impose joint and several liability on all potentially responsible parties; and
     o    the continually changing nature of environmental laws and regulations.

  Although we believe that the combined company has established appropriate reserves for clean up costs, due to the above-noted uncertainties, the combined company could be required to record additional reserves in the future.

                                  THE COMPANY

         Kerr-McGee is an energy and chemical company with worldwide operations. It explores for, develops, produces and markets crude oil and natural gas and its chemical operations primarily produce and market titanium dioxide pigment.

RECENT DEVELOPMENTS

         We have entered into a strategic combination with Oryx which creates the fourth largest independent, nonintegrated oil and gas exploration and production company based in the United States. The merger was completed on February 26, 1999, upon the approval of the Shareholders of both companies. The combined company retained the name Kerr-McGee Corporation, with executive headquarters located in Oklahoma City, Oklahoma, and exploration and production headquarters located in Houston, Texas.

                                USE OF PROCEEDS

         We will use the proceeds we receive from selling these Offered Securities to pay off outstanding debt or for other general corporate purposes. General corporate purposes may include capital expenditures, acquisitions, or any other purposes that may be stated in the supplements. The proceeds may be invested temporarily until they are used for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

         The ratio of earnings to fixed charges for each of the periods indicated is as follows(1):

                                                           SUPPLEMENTAL
                                                           RATIO FOR
YEARS ENDED DECEMBER 31                                    1998 (2) & (3)
-----------------------                                    --------------

1994      1995 (2)       1996     1997   1998 (2)
----      --------       ----     ----   --------

1.6                       4.7      4.8
          --------                       --------

(1) As of March 31, 1999, we had no outstanding preferred stock. Therefore, unless otherwise stated in the Prospectus Supplement, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividend requirements will be the same.

(2) Earnings were inadequate to cover fixed charges by $121 million in 1995, $387 million in 1998 and $549 million for the 1998 Supplemental Ratio.

(3) The Supplemental 1998 ratio of earning to fixed charges is provided to show the effect of the consummation of the merger between Kerr-McGee and Oryx.

         For purposes of computing the ratios, the earnings calculation is: income from continuing operations + income taxes + fixed charges - capitalized interest. Fixed charges calculation is: all interest + interest factor of rental expense. The ratio of earnings to fixed charges was less than 1.0 for the years ended December 31, 1995 and December 31, 1998.

                         DESCRIPTION OF DEBT SECURITIES

         The following description of the terms of the Debt Securities summarizes certain general terms that will apply to the Debt Securities. The description is not complete, and we refer you to the Indenture, a copy of which is an exhibit to the Registration Statement of which this Prospectus is a part. For your reference, in several cases below we have noted the section in the Indenture that the paragraph summarizes. Capitalized items have the meanings assigned to them in the Indenture. The referenced sections of the Indenture and the definitions of capitalized terms are incorporated by reference in the following summary.

         The Debt Securities will be issued under an Indenture dated as of August 1, 1982 and supplemented by the First Supplemental Indenture dated October 21, 1997 (the "Indenture") between Kerr-McGee and Citibank, N.A. ("Citibank"). The Indenture is incorporated by reference as an exhibit to the Registration Statement filed with the SEC. This summary of the Indenture is qualified by reference to the Indenture. You should refer to the Indenture in addition to reading this summary. The summary is not complete and is subject to the specific terms of the Indenture.

GENERAL

         Under the Indenture, we can issue an unlimited amount of Debt Securities. The following amounts of Debt Securities are currently outstanding under the Indenture:

          $150,000,000     -   6.625% Notes due
                               October 15, 2027
           150,000,000     -   7.125%  Debentures due
                               October 15, 2027

         Each time that we issue a new series of Debt Securities, the supplement relating to that new series will specify the terms of those Debt Securities, including:

          o    Designation, amount and denominations.
          o Percentage of principal amount at which Debt Securities will be issued.
          o    Maturity date.
          o    Annual interest rate and payment dates.
          o Terms and conditions of exchanging or converting Debt Securities for other securities.
          o    Redemption terms.
          o Whether the Debt Securities will be senior, senior subordinated or subordinated.

         Payments relating to the Debt Securities generally will be paid at Citibank's corporate trust office. However, we may elect to pay interest by mailing checks directly to the registered holders of the Debt Securities. You can transfer your Debt Securities at Citibank's corporate trust office.

RANKING

         Unless otherwise described in the Prospectus Supplement for any series, the Debt Securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness.

         We will issue the Debt Securities in registered form without coupons. You can transfer or exchange your Debt Securities without a service charge, but we may require advance payment of any tax or other governmental transfer or exchange charge.

DEFINITIONS

         The covenants in the Indenture, which we summarize below, use the following terms:

         o SUBSIDIARY: A corporation of which we own a majority of the voting stock either directly or indirectly. (Section 101)

         o RESTRICTED SUBSIDIARY: Any subsidiary which we designate as a Restricted Subsidiary or which owns or leases any Principal Property (see the next definition). The term does not include a subsidiary if its principal business is leasing assets, financing the sale of products or holding the securities of other subsidiaries. (Section 101)

         o PRINCIPAL PROPERTY: Any Company-owned U.S. mineral property capable of producing in paying quantities and any manufacturing plant owned by us in the U.S. (including the land and fixtures), unless our Board of Directors feels that the property or plant is not material to our total business. The term does not include any facility acquired to control or abate air, water, noise, odor, or other pollution, or facilities financed through industrial revenue bonds or similar financing. (Section 101)

         o CONSOLIDATED NET TANGIBLE ASSETS: The total amount of assets on our consolidated balance sheet and the balance sheets of our Restricted Subsidiaries, less any reserves and after deducting: (1) current liabilities and (2) goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangibles. (Section 101)

         o FUNDED DEBT: Money borrowed or debt evidenced by bonds or debentures, or agreements having a maturity of more than one year (or less than one year but which is renewable after that year at the borrower's option). (Section 101)

         o DEBT: Notes, bonds, debentures or other similar documents indicating indebtedness. (Section 1008)

         o        MORTGAGE: A pledge, mortgage or other lien securing a debt.
                  (Section 1008)

CERTAIN COVENANTS

         The Indenture includes the following covenants. These covenants use certain terms that are defined above. The covenants for a series of Debt Securities may differ from those described below. If they do, this will be described in the supplement to this prospectus relating to that series.

RESTRICTIONS ON SECURED DEBT

         After the date of the Indenture, if we incur or guarantee a debt secured by either a mortgage on any of our Principal Property or on a Restricted Subsidiary's stock or debt, we will secure the Debt Securities on the same basis, unless the amount of the new debt plus the value of all sale and leaseback transactions involving Principal Properties would not exceed 5% of Consolidated Net Tangible Assets. The restrictions do not apply to debt secured by the following:

         o Mortgages on our property or the property of a Restricted Subsidiary, which existed on the date of the Indenture.

         o Mortgages on the property, stock or debt of a corporation that existed when the corporation became a Restricted Subsidiary.

         o Mortgages on the property of a Restricted Subsidiary, which only secures indebtedness owed by the Subsidiary to another Restricted Subsidiary or us.

         o Mortgages in favor of governmental bodies to secure progress, advance or other payments.

         o Mortgages on acquired property, stock or debt which existed at the time of the acquisition (including acquisition through merger or consolidation) and certain purchase money and construction mortgages.

         o Mortgages on our property or the property of a Restricted Subsidiary to secure payment of the costs of operations increase the production and disposition of minerals from the property or indebtedness incurred to provide funds for such purposes.

         o        Any extension, renewal or refunding of the foregoing.

         The listed debt will be excluded when computing our secured debt.

         The restrictions will not apply to sale and leaseback transactions if the proceeds are applied to the retirement of Funded Debt. Secured debt will not be deemed to be created by the transfer of an interest in property in the form commonly referred to as a "production payment". (Sections 1008 and 1009)

RESTRICTIONS ON SALES AND LEASEBACKS

         We may not enter into any sale and leaseback transaction involving any Principal Property after the date of the Indenture unless:

         o The sale or transfer occurs within 120 days after construction is complete and the Principal Property is fully operational.

         o We could mortgage the property under Section 1008 of the Indenture for an amount equal to the proceeds of the sale and leaseback transaction without securing the Debt Securities on the same basis.

         o We use an amount equal to the market value of the Principal Property being leased to retire Funded Debt within 120 days. This restriction will not apply to any sale and leaseback transaction between us (or a Restricted Subsidiary) and a Restricted Subsidiary, or involving the taking back of a lease for a period of less than three years. (Section 1009)

MERGER AND CONSOLIDATION

         The Indenture generally permits a consolidation or merger between Kerr-McGee and another corporation. It also permits the sale by Kerr-McGee of all or substantially all of our property and assets. If this happens, the resulting or acquiring corporation will assume all of our responsibilities and liabilities under the Indentures. If the resulting or acquiring corporation has outstanding Debt secured by a Mortgage on any Principal Property, or shares of stock of a Restricted Subsidiary, the Debt Securities will be equally and ratably secured with (or prior to) the Debt secured by such Mortgage. This restriction will not apply if the Mortgage could be created pursuant to Section 1008 of the Indenture (see "Restrictions on Secured Debt" above) without equally and ratable securing the Debt Securities. (Section 803)

MODIFICATION

         Generally, our rights and obligations and the holders' rights may be modified if the holders of 66-2/3% of the outstanding Debt Securities consent. However, no modification or amendment may occur without the consent of the affected holder of the Debt Security if that modification or amendment would do any of the following:

         o Change the stated maturity date of the principal of, or any installment of interest on, any of the holder's Debt Security.

         o Reduce the principal amount of, or the interest (or premium, if any) on, the Debt Security (including in the case of a discounted Debt Security, the amount payable upon acceleration of maturity or provable in bankruptcy).

         o        Change the currency of payment of the Debt Security.

         o Impair the right to institute suit for the enforcement of any payment on the Debt Security or adversely affect the right of repayment, if any, at the option of the holder.

         o Reduce the percentage of holders of Debt Securities necessary to modify or amend the Indenture.

         A modification which changes a covenant or provision expressly included solely for the benefit of holders of one or more particular series will not affect the rights of holders of Debt Securities of any other series. (Section 902)

         Kerr-McGee or Citibank may make modifications without the consent of the Debt Securities holders in order to do the following:

         o Evidence that another corporation has succeeded to Kerr-McGee and assumed our obligations.

         o        Convey security for the Debt Securities to Citibank.

         o Add covenants, restrictions or conditions for the protection of the Debt Security holders.

         o        Provide for the issuance of Debt Securities in coupon form.

         o        Establish the form or terms of Debt Securities of any series.

         o Cure any ambiguity or correct any defect in the Indenture which does not adversely affect the interests of a holder.

         o Evidence the appointment of a successor trustee or more than one trustee. (Section 901)

EVENTS OF DEFAULT

         In the Indenture, an Event of Default means any one of the following:

         o        Failure to pay interest on a Debt Security for 30 days;

         o        Failure to pay principal and premium, if any, when due;

         o        Failure to pay sinking fund installment when due;

         o Failure to perform any other covenant in the Indenture that continues for 60 days after receipt of notice; or

         o        Certain events in bankruptcy, insolvency or reorganization.

         An Event of Default relating to one series of Debt Securities does not necessarily constitute an Event of Default with respect to any other series issued under the Indenture. If an Event of Default exists with respect to a series of Debt Securities, Citibank or the holders of at least 25% of the outstanding Debt Securities of that series (or of all the outstanding Debt Securities in the case of defaults due to failure to perform a covenant in the Indenture or certain events in bankruptcy, insolvency, or reorganization) may declare the principal of that series (or of all outstanding Debt Securities, as the case may be) due and payable.

         Any Event of Default with respect to a particular series of Debt Securities may be waived by the holders of a majority of the outstanding Debt Securities of that series (or of all the outstanding Debt Securities as the case may be), except for a failure to pay principal, premium or interest on the Debt Security. (Sections 501, 502 and 508)

         Citibank may withhold notice to the holders of the Debt Securities of any default (except in payment of principal, premium, interest or sinking fund payment) if Citibank thinks it is in the interest of the holders.
(Section 602)

         Subject to the specific duties that arise under the Indenture if an Event of Default exists, Citibank is not obligated to exercise any of its rights or powers under the Indenture at the request of the holders of the Debt Securities, unless they provide reasonable indemnity. (Sections 601 and 603). Generally, the holders of a majority of the outstanding Debt Securities can direct the proceeding for a remedy available to Citibank or for exercising any power conferred on Citibank as the trustee. (Section 508)

TRUSTEE'S RELATIONSHIP WITH ISSUER

         Citibank has loaned us substantial amounts of money in the past and may continue to do so. Citibank serves as a depository for us and performs other services for us in the normal course of business. The Indenture provides that we will indemnify Citibank against any loss, liability or expense incurred that arises from the trust created by the Indenture unless the loss, liability or expense results from Citibank's negligence or bad faith. (Section 607)

GLOBAL SECURITIES

         We may issue some of the Debt Securities as Global Securities that will be deposited with a depository identified in the Prospectus Supplement. Global Securities may be issued in either registered or bearer form and may be either temporary or permanent. The Prospectus Supplement contains additional information about depository arrangements.

         Registered Global Securities will be registered in the depositary's name or in the name of its nominee. When we issue a Global Security, the depositary will credit that amount of Debt Securities to the investors that have accounts with the depository or its nominee. The underwriters or the Debt Security holders' agent will designate the accounts to be credited, unless the Debt Securities are offered and sold directly by Kerr-McGee, in which case, we will designate the appropriate account to be credited.

         Investors who have accounts with a depository, and people who have an interest in those institutions, are the beneficial owners of Global Securities held by that particular depository.

         Kerr-McGee will not maintain records regarding ownership or the transfer of Global Securities held by a depository or to nominee. If you are the beneficial owner of Global Securities held by a depository, you must get information directly from the depository.

         As long as a depositary is the registered owner of a Global Security, that depository will be considered the sole owner of the Debt Securities represented by that Global Security. Except as set forth below, beneficial owners of Global Securities held by a depository will not be entitled to:

         o        Register the represented Debt Securities in their names;

         o        Receive physical delivery of the Debt Securities; or

         o Be considered the owners or holders of the Global Security under the Indenture.

Payments on Debt Securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee. (Section 203)

         When a depositary receives a payment, it must immediately credit the accounts in amounts proportionate to the account holders' interests in the Global Security. The beneficial owners of a Global Security should, and are expected to, establish standing instructions and customary practices with their investor that has an account with the depository, so that payments can be made with regard to securities beneficially held for them, much like securities held for the accounts of customers in bearer form or registered in "street name."

         A Global Security can only be transferred in whole by the depository to a nominee of such depository, or to another nominee of a depository. If a depositary is unwilling or unable to continue as a depository and we do not appoint a successor depository within ninety (90) days, we will issue Debt Securities in exchange for all of the Global Securities held by that depository. In addition, we may eliminate all Global Securities at any time and issue Debt Securities in exchange for them. Further, we may allow a depository to surrender a Global Security in exchange for Debt Securities on any terms that are acceptable to us and the depositary. (Section 307)

         If any of these events occur, we will execute and Citibank will authenticate and deliver to the beneficial owners of the Global Security in question a new registered security in an amount equal to and in exchange for that person's beneficial interest in the exchanged Global Security. The depository will receive a new Global Security in an amount equal to the difference, if any, between the amount of the surrendered Global Security and the amount of Debt Securities delivered to the beneficial owners. Debt Securities issued in exchange for Global Securities will be registered in the same names and in the same denominations as indicated by the depository's records and in accordance with the instructions from its direct and indirect participants.
(Section 307)

         The laws of certain jurisdictions require some people who purchase securities to actually take physical possession of those securities. The limitations imposed by these laws may impair your ability to transfer your beneficial interests in a Global Security.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

         Our Certificate of Incorporation (the "Charter") authorizes our Board of Directors or a committee of our Board of Directors (the "Board of Directors") to cause preferred stock to be issued in one or more series, without stockholder action. The Board of Directors is authorized to issue up to 40,000,000 shares of preferred stock, $1 par value per share (Preferred Stock), and can determine the number of shares of each series, and the rights, preference and limitations of each series. We may amend the Charter to increase the number of authorized shares of preferred stock in a manner permitted by the Charter and the Delaware General Corporation Law.

         The particular terms of any series of preferred stock being offered by us under this shelf registration (the "Preferred Stock") will be described in the Prospectus Supplement relating to that series of Preferred Stock. Those terms may include:

         o The number of shares of the series of Preferred Stock being offered;

         o The title and liquidation preference per share of that series of the Preferred Stock;

         o        The purchase price of the Preferred Stock;

         o        The dividend rate (or method for determining such rates);

         o        The dates on which dividends will be paid;

         o Whether dividends on that series of Preferred Stock will be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to accumulate;

         o Any redemption or sinking fund provisions applicable to that series of Preferred Stock;

         o Any conversion provisions applicable to that series of preferred stock;

         o Whether the Company has elected to offer Depositary Shares with respect to that series of preferred stock; and

         o Any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to that series of Preferred Stock.

         If the terms of any series of Preferred Stock being offered differ from the terms set forth herein, those terms will also be disclosed in the Prospectus Supplement relating to that series of Preferred Stock. The following summary is not complete. You should refer to the Certificate of Designations relating to the series of the Preferred Stock for the complete terms of that Preferred Stock. That Certificate of Designations will be filed with the SEC promptly after the offering of the Preferred Stock.

         The Preferred Stock will, when issued, be fully paid and nonassesable. Unless otherwise specified in the Prospectus Supplement, in the event we liquidate, dissolve or wind-up our business, each series of Preferred Stock will have the same rank as to dividends and distributions as each other series of the Preferred Stock we may issue in the future. The Preferred Stock will have no preemptive rights.

DIVIDEND RIGHTS

         Holders of Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, cash dividends at the rates and on the dates set forth in the Prospectus Supplement. Dividend rates may be fixed or variable or both. Different series of Preferred Stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Each dividend will be payable to the holders of record as they appear on the stock books of the Company on record dates determined by the Board of Directors. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as specified in the Prospectus Supplement. If the Board of Directors fails to declare a dividend on any series of Preferred Stock for which dividends are noncumulative, then the right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.

         No full dividends will be declared or paid on any series of Preferred Stock, unless full dividends for the dividend period commencing after the immediately preceding dividend payment date (and cumulative dividends still owing, if any) have been or contemporaneously are declared and paid on all other series of Preferred Stock which have the same rank as, or rank senior to, that Preferred Stock. When those dividends are not paid in full, dividends will be declared pro rata, so that the amount of dividends declared per share on that series of Preferred Stock and on each other series of preferred stock having the same rank as, or ranking senior to, that series of Preferred Stock will in all cases bear to each other the same ratio that accrued dividends per share on that series of Preferred Stock and the other preferred stock bear to each other. In addition, generally, unless full dividends, including cumulative dividends still owing, if any, on all outstanding shares of any series of Preferred Stock have been paid, no dividends will be declared or paid on the Common Stock and generally we may not redeem or purchase any Common Stock. No interest, or sum of money in lieu of interest, will be paid in connection with any dividend payment or payments which may be in arrears.

         Unless otherwise described in the Prospectus Supplement, the amount of dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

RIGHTS UPON LIQUIDATION

         In the event we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, the holders of each series of Preferred Stock will be entitled to receive liquidating distributions in the amount set forth in the Prospectus Supplement relating to each series of Preferred Stock, plus an amount equal to accrued and unpaid dividends, if any, before any distribution of assets is made to the holders of Common Stock. If the amounts payable with respect to Preferred Stock of any series and any stock having the same rank as that series of Preferred Stock are not paid in full, the holders of Preferred Stock and of such other stock will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of Preferred Stock and any stock having the same rank as the Preferred Stock are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding up by us of our business or affairs.

REDEMPTION

         Any series of Preferred Stock may be redeemable, in whole or in part, at our option. In addition, any series of Preferred Stock may be subject to mandatory redemption pursuant to a sinking fund. The redemption provisions that may apply to a series of Preferred Stock, including the redemption dates and the redemption prices for that series, will be set forth in the Prospectus Supplement.

         If a series of Preferred Stock is subject to mandatory redemption, the Prospectus Supplement will specify the year we can begin to redeem shares of the Preferred Stock, the number of shares of the Preferred Stock we can redeem each year, and the redemption price per share. We may pay the redemption price in cash, stock or in cash that we have received specifically from the sale of our capital stock, as specified in the Prospectus Supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of Preferred Stock may also provide that, if no such capital stock is sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of Preferred Stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the Prospectus Supplement.

         If fewer than all the outstanding shares of any series of Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the Board of Directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of Preferred Stock called for redemption and all rights of the holders of those shares (except the right to receive the redemption price) will cease.

         In the event that full dividends, including accrued but unpaid dividends, if any, have not been paid on any series of Preferred Stock, we may not redeem that series in part and we may not purchase or acquire any shares of that series of Preferred Stock, except by any offer made on the same terms to all holders of that series of Preferred Stock.

VOTING RIGHTS

         Except as indicated in the Prospectus Supplement, or except as expressly required by applicable law, the holders of Preferred Stock will not be entitled to vote.

DESCRIPTION OF COMMON STOCK


         As of the date of this prospectus, we are authorized to issue up to 300,000,000 shares of Common Stock. As of April 30, 1999, we had 86,372,748 shares of Common Stock issued.


         The following summary is not complete. You should refer to the applicable provisions of the Charter, including the Certificates of Designations pursuant to which any outstanding series of Preferred Stock may be issued, and the Delaware General Corporation Law for a complete statement of the terms and rights of the Common Stock.

         DIVIDENDS. Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available for their payment (subject to the rights of holders of the preferred stock, if any).

         VOTING RIGHTS. Each holder of Common Stock is entitled to one vote per share. Subject to the rights, if any, of the holder of any series of preferred stock pursuant to applicable law or the provision of the Certificate of Designations creating that series, all voting rights are vested in the holders of shares of Common Stock.

         RIGHTS UPON LIQUIDATION. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of Common Stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock, if any, have received their liquidation preferences in full.

         RIGHTS AGREEMENT. We have adopted a Rights Agreement, which provides for the issuance of a right (a "Kerr-McGee Right") to the holder of each of our shares of Common Stock. If anyone acquires 15% or more of our outstanding Common Stock (an "Acquiring Person"), each holder of the Kerr-McGee Right (other than the Acquiring Person) will be entitled to purchase additional shares of Common Stock (or, in certain cases, other of our securities, or cash or other property) having a current market value of two times the exercise price of $215. Otherwise, prior to an Acquiring Person acquiring 50% or more of the outstanding Common Stock, we may elect to issue a share of Common Stock in exchange for each Kerr-McGee Right (other than Kerr-McGee Rights held by the Acquiring Person). In addition, if we are acquired in a merger or other business combination or 50% or more of our assets or earning power are sold, each holder of a Kerr-McGee Right will be entitled to buy, at the exercise price, common stock of the acquirer having a current market value of two times the exercise price. At any time before there is an Acquiring Person, we can redeem the Kerr-McGee Rights in whole, but not in part, for $0.01 per each Kerr-McGee Right, or may amend the Rights Agreement in any way without the consent of the holders of the Kerr-McGee Rights. We amended the Rights Agreement so it was not triggered by the merger between us and Oryx.

         MISCELLANEOUS. The issued and outstanding shares of Common Stock are fully paid and nonassessable. Holders of shares of Common Stock are not entitled to preemptive rights. Shares of Common Stock are not convertible into shares of any other class of capital stock.

DESCRIPTION OF WARRANTS

         We may issue warrants for the purchase of Debt Securities, Preferred Stock or Common Stock ("Warrants"). We may issue warrants independently or together with other securities. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between us and a bank or trust company, as warrant agent. You should refer to the Warrant Agreement relating to the specific Warrants being offered for the complete terms of the Warrant Agreement and the Warrants.

         Each Warrant will entitle the holder to purchase the principal amount of Debt Securities, or the number of shares of Preferred Stock, or Common Stock at the exercise price set forth in, or calculable as set forth in, the Prospectus Supplement. The exercise price may be subject to adjustment upon the occurrence of certain events, as set forth in the Prospectus Supplement. After the close of business on the expiration date of the Warrant, unexercised Warrants will become void. The place or places where, and the manner in which, Warrants may be exercised shall be specified in the Prospectus Supplement.

                              PLAN OF DISTRIBUTION

         We may sell the Offered Securities through underwriters, dealers or agents, or we may sell directly to one or more purchasers. The Prospectus Supplement names any underwriters, states the purchase price and the proceeds received by us, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions to dealers, and any securities exchanges on which the Offered Securities may be listed.

         If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account. The underwriters may resell the Offered Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered through an underwriting syndicate represented by many underwriters. The obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions. The underwriters will be obligated to purchase all the Offered Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         These Offered Securities may be sold directly by us or through agents. Any agent will be named, and any commissions payable to that agent will be set forth in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis.

         We may authorize agents, underwriters or dealers to solicit offers by specified institutions to purchase Offered Securities pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus Supplement. The Prospectus Supplement will set forth the commission payable for soliciting such contracts.

         We may agree to indemnify underwriters, dealers or agents against certain civil liabilities, including liabilities under the Securities Act of 1933, and may also agree to contribute to payments which the underwriters, dealers or agents may be required to make.

                                 LEGAL MATTERS


         Gregory F. Pilcher, Vice President and General Counsel, or another of our lawyers, will issue an opinion about the legality of the securities for us. Any underwriters will be advised about issues relating to this offering by their own legal counsel.


                                    EXPERTS

         Arthur Andersen LLP, independent public accountants, audited our financial statements and schedules incorporated by reference in this Prospectus and at other places in the registration statement as indicated in their reports. We incorporated those documents by reference in reliance upon the authority of Arthur Andersen LLP as experts in giving the reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by the Company in connection with the offering described in this Registration Statement (other than underwriting discounts and commissions) are as follows:

         SEC Registration Fee...............................................................         271,050
         Printing and Engraving Expenses....................................................          30,000
         Accounting Fees and Expenses.......................................................          40,000
         Legal Fees and Expenses............................................................          30,000
         Blue Sky Qualification Fees and Expenses...........................................          15,000
         Trustee's Fees.....................................................................           5,000
         Fees of Rating Agencies............................................................         235,000
         Miscellaneous......................................................................          20,000
                                                                                                   ---------
                  TOTAL.....................................................................       $ 646,050
                                                                                                   =========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article XXII of the ByLaws of the Company, as amended, provides for indemnification of officers, directors and employees of the Company to the extent authorized by the General Corporation Law of the State of Delaware. Pursuant to Section 145 of the Delaware General Corporation Law, the Company generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement vote of stockholders or disinterested directors, or otherwise.

         The above discussion of the Company's ByLaws and of Section 145 of the Delaware General Corporation law is not intended to be exhaustive and is respectively qualified in its entirety by such ByLaws and statute.

         Any underwriting agreement or agency agreement with respect to an offering of securities registered hereunder will provide for indemnification of Kerr-McGee Corporation and its officers and directors by the underwriters or agents, as the case may be, against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16.  EXHIBITS.



      EXHIBIT NO.
      -----------
         4.1      --  Indenture dated as of August 1, 1982 between the Company and Citibank, N.A., Trustee, filed as Exhibit 4.1 to
                      Registration Number 2-78952, is herein incorporated by
                      reference.

         4.2*     --  Supplemental Indenture dated as of October 21, 1997.

         5        --  Opinion of Don Hager.

         12       --  Computations of Ratio of Earnings to Fixed Charges for the
                      years 1994 through 1998, filed as Exhibit 12 to the Company's
                      Annual Report on Form 10-K for the year ended December 31,
                      1998 (File No. 1-3939), is herein incorporated by reference.

         23.1     --  Consent of Arthur Andersen LLP.

         23.2     --  Consent of Don Hager (Included in Exhibit 5)

         24*      --  Powers of Attorney.

         25*      --  Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Citibank, N.A.

--------------

*Previously Filed



ITEM 17.  UNDERTAKINGS.

         The undersigned registrant does hereby undertake:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which has been registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's Annual Report on Form 10-K pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 15 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on May 24, 1999.


                                     KERR-MCGEE CORPORATION


                                     By:     /s/ *
                                        ----------------------------------------
                                        Luke R. Corbett, Chairman of the Board,
                                        Chief Executive Officer and Director


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities on the dates indicated.


                 SIGNATURE                                           TITLE                            DATE
                 ---------                                           -----                            ----

           /s/ *                                           Chairman of the Board
-----------------------------------------------------      Chief Executive Officer               ------------------
                 Luke R. Corbett                           and Director

           /s/ *                                           Vice Chairman of the
-----------------------------------------------------      Board and Director                    ------------------
                 Tom J. McDaniel

           /s/ John C. Linehan                             Executive Vice President              May 24, 1999
-----------------------------------------------------      and Chief Financial Officer           ------------------
                 John C. Linehan

           /s/ *                                           Vice President and Controller
-----------------------------------------------------      and Chief Accounting Officer          ------------------
                 Deborah A. Kitchens

           /s/ *                                           Director
-----------------------------------------------------                                            ------------------
                 William E. Bradford

           /s/ *                                           Director
-----------------------------------------------------                                            ------------------
                 Sylvia A. Earle

           /s/ *                                           Director
-----------------------------------------------------                                            ------------------
                 David C. Genever-Watling

           /s/ *                                           Director
-----------------------------------------------------                                            ------------------
                 Martin C. Jischke

           /s/ *                                           Director
-----------------------------------------------------                                            ------------------
                 William C. Morris

           /s/ *                                           Director
-----------------------------------------------------                                            ------------------
                 John J. Murphy

           /s/ *                                           Director
-----------------------------------------------------                                            ------------------
                 Leroy C. Richie

           /s/ *                                           Director
-----------------------------------------------------                                            ------------------
                 Matthew R. Simmons

           /s/ *                                           Director
-----------------------------------------------------                                            ------------------
                 Farah M. Walters

           /s/ *                                           Director
-----------------------------------------------------                                            ------------------
                 Ian L. White-Thomson




*BY:       /s/ John C. Linehan
    -------------------------------------------------
      John C. Linehan
      Executive Vice President and
      Chief Financial Officer
      May 24, 1999

                               INDEX TO EXHIBITS



         EXHIBIT
         NUMBER                               EXHIBIT
         -------                              -------



            4.1           --    Indenture dated as of August 1, 1982 between the Company and
                                Citibank, N.A., Trustee, filed as Exhibit 4.1 to Registration
                                Number 2-78952, is herein incorporated by reference.

            4.2*          --    Supplemental Indenture dated as of October 21, 1997.

            5             --    Opinion of Don Hager.

           12             --    Computations of Ratio of Earnings to Fixed Charges for the years
                                1994 through 1998, filed as Exhibit 12 to the Company's Annual
                                Report on Form 10-K for the year ended December 31, 1998 (File
                                No. 1-3939), is herein incorporated by reference.

           23.1           --    Consent of Arthur Andersen LLP.

           23.2           --    Consent of Don Hager. (Included in Exhibit 5)

           24*            --    Powers of Attorney.

           25*            --    Form T-1 Statement of Eligibility and Qualification under the
                                Trust Indenture Act of 1939 of Citibank, N.A.


---------------


*Previously Filed